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                                                                    EXHIBIT 10.6

D:\jim.doc
July 21, 1998

Mr. Jim Northington
[Address]

Dear Jim,

     E-Tek Dynamics (the "Company") is very pleased to offer you a position as Vice President of Manufacturing with responsibility for the Company's Manufacturing operations, on the terms set forth in this letter agreement, effective upon your acceptance by execution of a counterpart copy of this letter where indicated below.

1.   Reporting Duties and Responsibilities: Employment at Will. In this position
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     you will report to Sanjay Subhedar, the Chief Financial Officer of the
     Company. This letter is for a full time position, located at the offices of the Company, except as reasonable travel to other locations may be necessary to fulfill your responsibilities. Your employment with the Company is on an "at will" basis, and either you or the Company may terminate your employment with the Company at any time, for any or no reason.

2.   Salary; Bonus; Benefits and Vacation.  Your initial and minimum base salary
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     will be $13,333 per month, subject to annual review in good faith by the
     Company's Chief Financial Officer, payable in accordance with the Company's customary payroll practice as in effect from time to time. You will also be eligible to earn an annual target bonus in the amount of 30% of your salary ($48,000) based on the achievement of certain manufacturing, business and financial objectives that you and the Company's Chief Financial Officer will mutually determine in good faith. The objectives for your first year will be determined promptly after your acceptance of this letter; objectives for future years will be determined promptly after the beginning of each fiscal year of the Company. You will also receive the Company's standard employee benefits package, and will be subject to the Company's vacation policy, as such package and policy are in effect from time to time.

3.   Stock Option.  You will be granted a stock option, subject to Board
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     approval, to purchase up to 200,000 shares of the Company Common Stock pursuant to the Company's Stock Option Plan. The option will have an exercise price equal to the then-current fair market value of the Company Common Stock when approved by the Board. The option will be immediately exercisable, subject to an optional repurchase by the Company (at your original purchase price) on termination of employment that will lapse over a four-year vesting schedule with a twelve (12) month cliff vesting at the rate of 50,000 shares vesting at the end of your first twelve months of service and 4,166 shares vesting in each of the next succeeding
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     36 months, at the close of each such month during which you remain employed with the Company.



Jim Northington
July 21, 1998
Page 2 of 3
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4.   Confidential Information.  As an employee of the Company, you will have
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     access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interest of the Company, you will need to sign the Company's standard "Employee Proprietary and Inventions Agreement" as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

5.   At-Will Employment.  While we look forward to a long and profitable
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     relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time, with or without cause or advance notice. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period time.

6.   Authorization to Work.  Because of Federal regulations adopted in the
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     Immigration Reform and Control Act of 1986, you will need to present documentation demonstrating that you have authorization to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact our human resources department.

7.   Term of Offer.  This offer will remain open until July 31st.  If you decide
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     to accept our offer, and I hope that you will, please sign the enclosed copy of this letter in the space indicated and return to me. Upon your signature below, this will become our binding agreement with respect to the subject matter of this letter, superseding in their entirety all other or prior written or oral agreements by you with the Company as to the specific subjects of this letter, and will be binding upon and inure to the benefit of our respective successors and assigns, and your heirs, administrators and executors, will be governed by California law, and may only be amended in a writing signed by you and the Company.
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Jim Northington
July 21, 1998
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8.   Dispute Resolution.  If a legal action or other proceeding is brought for
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     enforcement of this Agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney's fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

     We are very excited to have you join us at E-Tek Dynamics and look forward to working with you.

                                            Sincerely,
                                            E-TEK DYNAMICS

                                            /s/ Sanjay Subhedar
                                            ------------------------
                                            Sanjay Subhedar
                                            Chief Financial Officer

Acknowledged, Accepted and Agreed


/s/ Jim Northington
______________________________
Jim Northington

Date: